EXHIBIT 5.1

Nokia Corporation

Karalaari 7 FI-02610

Espoo, Finland

March 4, 2024

Ladies and Gentlemen,

I am Chief Legal Officer of Nokia Corporation, a company incorporated under the laws of the Republic of Finland (the “Company”), and, as such, I have acted on behalf of the Company in connection with its offering of awards (collectively, the “Awards”) of performance shares (the “Performance Shares”) and restricted shares (the “Restricted Shares”) pursuant to the Nokia Long-Term Incentive Plan 2024-2026, and matching shares (the “Matching Shares”) pursuant to the Nokia Employee Share Purchase Plan: Share in Success Plan 2024-2026 with respect to the shares of the Company, to eligible Company employees in the United States and Canada as part of a worldwide employee offering (the “Employee Offering”) that is being undertaken to incentivize selected employees of the Company and its subsidiaries and affiliates. Holders of the Awards will be entitled to receive shares of the Company (each, a “Share”). American Depository Shares (the “ADSs”), each representing one Share, are listed on the New York Stock Exchange.

In connection with the opinions expressed below, I have examined:

(i)	the terms and conditions of the Employee Offering i.e. the Nokia Employee Share Purchase Plan: Share in Success Plan 2024-2026 and the Nokia Long-Term Incentive Plan 2024-2026, each as approved by the Board of Directors of the Company on January 24, 2024;

(ii)	a signed copy of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the Employee Offering, which Registration Statement is being filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on the date hereof;

(iii)	the Articles of Association of the Company; and

(iv)	originals, or copies, certified or otherwise, identified to my satisfaction, of such documents, as I have deemed necessary and appropriate as a basis for the opinion hereinafter expressed.

Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that: (1) the Performance Shares, Restricted Shares and Matching Shares to be offered to eligible Company employees pursuant to the Employee Offering will represent legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and (2) the Shares to be issued upon settlement of the Performance Shares and Restricted Shares, and the Shares to be issued in accordance with the Nokia Employee Share Purchase Plan, in connection with the Employee Offering will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. I am a lawyer admitted to practice in Finland, and I am not admitted in, do not hold myself as being an expert on and do not express any opinion on the law of any jurisdiction other than the laws of the Republic of Finland.

Very truly yours,

/s/ Esa Niinimäki

Esa Niinimäki

Chief Legal Officer